Filed Pursuant to Rule 424(b)(3)

File Nos. 333-217292

Great-West SecureFoundation®

Group Fixed Deferred Annuity Certificate

Issued by:

Great-West Life & Annuity Insurance Company

Supplement dated May 17, 2019

to the Prospectus dated May 1, 2018

This Supplement amends certain information contained in the Prospectus dated May 1, 2018.

Sale of Business:

On January 24, 2019, the Company announced that it had entered into an agreement with Protective Life Insurance Company (“Protective”) to sell, via indemnity reinsurance, substantially all of its non-participating individual life insurance and annuity business and group life and health business. The transaction is expected to close in the first half of 2019, subject to regulatory approvals and customary closing conditions. The Certificate is not impacted by the transaction.

This Supplement must be accompanied by, or read in conjunction with, the current Prospectus dated May 1, 2018.

Please read this Supplement carefully and retain it for future reference.